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                         UNIVERSAL DISPLAY CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                   NET LOSS PER COMMON SHARE CALCULATION (A)
                                   EXHIBIT 11



                                              THREE MONTHS              NINE MONTHS
                                              ------------              -----------
                                          ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                          -------------------       -------------------
                                            1996        1995         1996          1995
                                            ----        ----         ----          ----
Net loss per common share:

   Net Loss                               ($487,353)  ($235,359)  ($1,250,413)  ($2,535,378)

Weighted average number of shares
   outstanding                            8,937,268   6,000,000     8,505,516     6,000,000

Incremental number of shares related
   to Common Stock issuances within
   12 months of the initial public
   offering                                      --   1,637,268            --     1,637,268

Incremental number of shares related to
   Common Stock options and warrants
   granted within 12 months of the
   initial public offering                       --     508,538       169,513       508,538
                                         ----------  ----------  ------------  ------------

Adjusted weighted average
   number of shares outstanding           8,937,268   8,145,806     8,675,029     8,145,806
                                         ==========  ==========  ============  ============

Net loss per common share                  ($0.05)       $(0.03)    ($0.14)       ($0.31)
                                         ==========  ==========  ============  ============


(A) Net loss per Common share was calculated by dividing the net loss by the weighted average number of Common shares outstanding for the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, Common stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering. In addition, options and warrants to purchase Common stock issued by the Company during the 12 months immediately preceding the public offering have been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering (using the treasury stock method and an initial public offering price of $5.00 per share.)


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